Exhibit 10.1

Memorandum

Date:	February 21, 2012

To:	Neill Currie, Chief Executive Officer

From:	Peter Durhager, Chief Administrative Officer

Re:	Corporate Airplane Utilization

Reference is made to your employment agreement with RenaissanceRe Holdings, Ltd. (the “Company”), dated February 9, 2009, as amended (your “Employment Agreement”), and that certain Agreement Regarding Use of Aircraft Interest between you and the Company dated November 17, 2009 (the “Aircraft Use Agreement”). Consistent with our discussions, and notwithstanding anything to the contrary in your Employment Agreement, including without limitation Section 5(b) thereof, the Aircraft Use Agreement, or in any other arrangement or policy of the Company, whether or not written, as of and following the date hereof you shall not be entitled to any Company-funded personal use of the Company’s aircraft other than the twenty-four round trips per year in respect of your business commute as previously agreed between you and the Company. The Aircraft Use Agreement is hereby amended to provide that only such business commute shall be included in the Cap (as defined therein). To the extent that you wish to use the Company’s aircraft in addition to such business commute, you agree to pay for such use in advance of any such trip, in accordance with Section 2 of the Aircraft Use Agreement, at the fully loaded variable rate (which rate represents the Company’s “aggregate incremental cost” of such use within the meaning of Regulation S-K and the rules and other guidance of the Securities and Exchange Commission). Except as specifically set forth herein, all terms and provisions of your Employment Agreement and the Aircraft Use Agreement shall continue in full force and effect.

Please indicate your agreement to and acceptance of the terms of this letter agreement by signing below.

Agreed and accepted:

/s/ Neill A. Currie
Neill A. Currie

February 21, 2012
Date

RenaissanceRe Holdings Ltd.

Renaissance House, 12 Crow Lane, Pembroke HM 19, Bermuda

Phone: 441-295-4513 Fax: 441-292-9453 www.renre.com